Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Third Quarter 2016 Earnings
Earnings per share of $0.60 for third quarter 2016, compared to $0.57 for third quarter 2015 and $0.62 for second quarter 2016

CHICAGO, October 20, 2016 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $48.9 million, or $0.60 per diluted share, for the third quarter 2016, compared to $45.3 million, or $0.57 per diluted share, for the third quarter 2015, and $50.4 million, or $0.62 per diluted share, for the second quarter 2016. For the nine months ended September 30, 2016, the Company had net income of $148.8 million, or $1.84 per diluted share, compared to $133.2 million, or $1.67 per diluted share, for the nine months ended September 30, 2015.

“Our third quarter results reflect our continued focus on consistent execution of our strategy to build long-term client relationships,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “Net loan growth was $619 million, which helped to drive net interest income to $145.5 million, 11 percent higher than the year-ago quarter, and noninterest income was up over third quarter 2015 to $37.6 million. Third quarter net income of $48.9 million was up 8 percent from a year ago. Overall asset quality remains strong, although we saw higher provision expense this quarter. I am pleased with the momentum in our business as we enter the final quarter of the year.

“We remain on track to close our pending transaction with CIBC, announced in June, by the end of the first quarter 2017 and remain eager for the opportunities this proposed merger presents for both PrivateBancorp and CIBC,” Richman continued.

Third Quarter 2016 Highlights

•	During the quarter, total loans grew to $14.7 billion, up $1.6 billion from a year ago and $618.8 million from June 30, 2016, driven primarily by activity in commercial and industrial loans.

•
Total deposits were $15.5 billion, increasing $1.6 billion from a year ago and $931.5 million from June 30, 2016. Noninterest-bearing demand deposits grew 19 percent from a year ago, representing 31 percent of total deposits at September 30, 2016.

•
Net interest margin was 3.18 percent, compared to 3.23 percent for the third quarter 2015 and 3.28 percent for the second quarter 2016. A lower level of loan fees primarily drove the decline in net interest margin on a sequential basis.

•
Growth in earning assets continued to benefit operating profit, which increased 19 percent from the third quarter 2015 and 7 percent from the second quarter 2016. On a sequential basis, operating profit also benefited from lower professional services expense, largely related to $6.3 million of transaction-related costs reflected in the results for the second quarter 2016.

•
The provision for loan and covered loan losses was $15.7 million for the third quarter 2016, reflecting loan growth and some credit migration, compared to $4.2 million for the third quarter 2015 and $5.6 million for the second quarter 2016.

•	Return on average assets was 1.04 percent and return on average common equity was 10.4 percent for the third quarter 2016.

Operating Performance

Net interest income grew to $145.5 million in the third quarter 2016, increasing 11 percent from the third quarter 2015 and 2 percent from the second quarter 2016, primarily driven by growth in average loans of 12 percent compared to third quarter 2015 and 4 percent compared to the second quarter 2016.

Net interest margin was 3.18 percent in the third quarter 2016, declining 5 basis points from a year ago and 10 basis points from the second quarter 2016, primarily related to lower loan yields and, to a lesser extent, security yields. Loan yields decreased 9 basis points compared to the second quarter 2016, largely related to lower loan fees on a comparative basis. Second quarter results included an elevated fee impact from payoffs and interest recoveries on previous nonaccrual loans. The level of loan fees tends to be uneven quarter-to-quarter, dependent on when loans pays off during their term as well as whether early termination fees exist. Loan yields also reflected a continued upwards move in LIBOR over the last two quarters, benefiting loan yields for the third quarter by 3 basis points. Excluding the contribution from loan fees, hedging, and movement in LIBOR, loan yields were stable in the current environment. Securities yields declined 9 basis points on a sequential basis, as the low rate environment has accelerated prepayment speeds and reduced yields on securities purchased during the quarter. A higher Fed funds effective rate contributed to a slight rise in deposit costs on a sequential basis.

Noninterest income was $37.6 million in the third quarter 2016, increasing $6.8 million from the third quarter 2015 and $484,000 from the second quarter 2016. Other income for the third quarter 2016 reflected a $1.3 million gain on sale of a loan. Treasury management fees were $8.6 million in the third quarter 2016, up 8 percent from the third quarter 2015 and 4 percent from the second quarter 2016, primarily reflecting the onboarding of new commercial clients. Mortgage banking revenue increased $1.7 million from the third quarter 2015 and $453,000 on a sequential basis, reflecting a higher volume of loans sold.

Syndication fees of $4.7 million for the third quarter 2016 increased $357,000 from the third quarter 2015 and declined $943,000 from the second quarter 2016, reflecting a somewhat lower volume of deals compared to the sequential quarter. Capital markets revenue for the third quarter 2016 reflected a positive credit valuation adjustment (CVA) of $910,000, compared to a negative CVA of $1.2 million for the third quarter 2015 and $1.0 million for the second quarter 2016. Excluding the CVA impact for all periods, capital markets revenue was $4.5 million in the third quarter 2016, compared to $4.3 million for the third quarter 2015 and $6.9 million in the second quarter 2016. The sequential decline reflected moderated interest rate derivative activity compared to the first half of 2016. Interest rates derivatives activity is significantly influenced by clients' views on the extent and timing of future interest rate movements. Foreign exchange revenue for the third quarter 2016 was comparable to the year ago quarter and on a sequential basis.

Asset management revenue was $5.6 million in the third quarter 2016, increasing 25 percent from the third quarter 2015 and up slightly from the second quarter 2016. Assets under management and administration were $10.0 billion as of September 30, 2016, compared to $7.2 billion a year ago and $10.7 billion at June 30, 2016. Managed assets grew $178.2 million, or 4 percent, on a sequential basis. Custody assets declined by $818.7 million, largely reflecting a continuation of expected outflows from a corporate trust added during the first quarter 2016. It is anticipated that this account will be reduced by approximately $500 million by the end of the year as funds are disbursed or redeployed.

Expenses

Noninterest expense for the third quarter 2016 increased $6.7 million from the third quarter 2015 and declined $2.3 million from the second quarter 2016. Included in second quarter 2016 non-interest expense were $6.3 million of transaction-related expenses that were largely reflected in professional services expense.

Other expenses includes the provision for unfunded commitments, which was $1.9 million for the third quarter 2016, compared to $2.0 million for the third quarter 2015 and $1.4 million for the second quarter 2016. The increase in the provision on a sequential basis primarily reflected growth in unfunded commitments, as well as some credit migration related to unfunded commercial commitments.

The efficiency ratio was 49.9 percent for the third quarter 2016, compared to 52.2 percent for the third quarter 2015 and 52.2 percent for the second quarter 2016.

Credit Quality

The allowance for loan losses was $180.3 million, or 1.23 percent of total loans, at September 30, 2016, compared to $168.6 million, or 1.20 percent of total loans, at June 30, 2016. The provision for loan losses was $15.9 million for the third quarter 2016, increasing from $4.2 million for the third quarter 2015 and $5.6 million from the second quarter 2016. While asset quality remained strong, the provision was higher following several quarters of unusually low credit costs. The increase in the general reserve reflected strong loan growth and some level of credit migration. Higher nonperforming loan levels at September 30, 2016 reflected irregularities with a single lending relationship, which increased specific reserves by approximately $5 million. The provision for loan loss will fluctuate from period to period depending on the level of loan growth and unevenness in credit quality due to the size of individual credits. Charge-offs were elevated on a comparative basis largely related to a single relationship that was identified during the quarter. Annualized net charge-offs to average loans were 0.12 percent for the third quarter 2016, compared to 0.07 percent for the second quarter 2016 and annualized net recoveries to average loans of 0.05 percent for the third quarter 2015.

Nonperforming assets were 0.52 percent of total assets at September 30, 2016, compared to 0.44 percent at June 30, 2016. At September 30, 2016, nonperforming loans were $87.4 million, increasing $21.9 million from June 30, 2016. OREO decreased $2.5 million from June 30, 2016 to $12.0 million at September 30, 2016.

Balance Sheet

Total assets were $19.1 billion at September 30, 2016, compared to $16.9 billion at September 30, 2015, and $18.2 billion at June 30, 2016. Total loans of $14.7 billion increased 12 percent from September 30, 2015, and 4 percent from June 30, 2016. Loan growth for the third quarter 2016 reflected loans to new clients of $456.4 million, payoffs lower than the five quarter average, and higher draws on revolving loans. At September 30, 2016, commercial loans represented 65 percent of total loans compared to 64 percent at June 30, 2016, and commercial real estate and construction loans represented 29 percent of total loans, compared to 30 percent of total loans at June 30, 2016.

Total liabilities were $17.2 billion at September 30, 2016, compared to $15.2 billion at September 30, 2015, and $16.3 billion at June 30, 2016. Total deposits were $15.5 billion at September 30, 2016, increasing 11 percent from September 30, 2015, and 6 percent from June 30, 2016. Deposit growth included an increase in noninterest-bearing demand deposits of $788.7 million from a year ago and $345.6 million from June 30, 2016. Noninterest-bearing demand deposits represented 31 percent of total deposits at September 30, 2016, compared to 29 percent a year ago and consistent with June 30, 2016. At September 30, 2016, the loan-to-deposit ratio was 95 percent, compared to 94 percent as of September 30, 2015, and 96 percent as of June 30, 2016. Given the nature of our commercial client base, deposit balances have historically increased in the second half of the year compared to the first half.

Capital

As of September 30, 2016, the total risk-based capital ratio was 12.41 percent, the Tier 1 risk-based capital ratio was 10.64 percent, and the leverage ratio was 10.43 percent. The common equity Tier 1 ratio was 9.71 percent and the tangible common equity ratio was 9.40 percent at the end of the third quarter 2016.

No Quarterly Conference Call

In light of PrivateBancorp's announcement regarding its pending transaction with CIBC, PrivateBancorp does not intend to conduct an earnings conference call to discuss third quarter 2016 results.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of September 30, 2016, the Company had 34 offices in 12 states and $19.1 billion in assets. The Company’s website is www.theprivatebank.com. On June 29, 2016, PrivateBancorp announced plans to merge with CIBC, a leading Canadian bank. The transaction is expected to close by the end of the first quarter 2017, pending regulatory and stockholder approval and other customary closing conditions.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•
the possibility that the transaction with CIBC does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; or the possibility that, as a result of the announcement and pendency of the proposed transaction, we experience difficulties in employee retention and/or clients or vendors seek to change their existing business relationships with us, or competitors change their strategies to compete against us, any of which may have a negative impact on our business or operations;

•	uncertainty regarding geopolitical developments and the U.S. and global economic outlook that may continue to impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	unanticipated changes in monetary policies of the Federal Reserve or significant adjustments in the pace of, or market expectations for, future interest rate changes;

•	availability of sufficient and cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance or regulatory costs and burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Form 10-Q for the quarter ended June 30, 2016, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Interest Income
Loans, including fees	$148,759	$132,106	$432,990	$380,455
Federal funds sold and interest-bearing deposits in banks	380	168	1,055	674
Securities:
Taxable	15,283	13,599	45,651	40,696
Exempt from Federal income taxes	2,322	2,177	6,951	5,964
Other interest income	139	69	459	180
Total interest income	166,883	148,119	487,106	427,969
Interest Expense
Deposits	15,238	11,838	42,274	34,742
Short-term borrowings	1,070	24	2,295	455
Long-term debt	5,065	5,048	15,492	14,948
Total interest expense	21,373	16,910	60,061	50,145
Net interest income	145,510	131,209	427,045	377,824
Provision for loan and covered loan losses	15,691	4,197	27,662	11,959
Net interest income after provision for loan and covered loan losses	129,819	127,012	399,383	365,865
Non-interest Income
Asset management	5,590	4,462	15,854	13,566
Mortgage banking	5,060	3,340	12,636	11,267
Capital markets products	5,448	3,098	16,499	12,189
Treasury management	8,617	8,010	25,093	22,758
Loan, letter of credit and commitment fees	5,293	5,670	16,031	15,690
Syndication fees	4,721	4,364	15,819	12,361
Deposit service charges and fees and other income	2,885	1,585	5,303	8,740
Net securities gains	—	260	1,111	793
Total non-interest income	37,614	30,789	108,346	97,364
Non-interest Expense
Salaries and employee benefits	55,889	50,019	169,554	152,400
Net occupancy and equipment expense	7,099	7,098	21,326	21,087
Technology and related costs	6,282	4,665	17,062	13,540
Marketing	4,587	3,682	12,916	11,926
Professional services	2,865	3,679	15,349	8,574
Outsourced servicing costs	1,379	1,786	5,271	5,500
Net foreclosed property expenses	965	1,080	1,891	2,993
Postage, telephone, and delivery	818	857	2,603	2,618
Insurance	3,931	3,667	11,730	10,328
Loan and collection expense	1,972	2,324	5,521	6,802
Other expenses	6,133	6,318	13,406	14,449
Total non-interest expense	91,920	85,175	276,629	250,217
Income before income taxes	75,513	72,626	231,100	213,012
Income tax provision	26,621	27,358	82,291	79,838
Net income available to common stockholders	$48,892	$45,268	$148,809	$133,174
Per Common Share Data
Basic earnings per share	$0.61	$0.58	$1.87	$1.70
Diluted earnings per share	$0.60	$0.57	$1.84	$1.67
Cash dividends declared	$0.01	$0.01	$0.03	$0.03
Weighted-average common shares outstanding	79,007	78,144	78,803	77,834
Weighted-average diluted common shares outstanding	80,673	79,401	80,283	79,027
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	3Q16	2Q16	1Q16	4Q15	3Q15
Interest Income
Loans, including fees	$148,759	$144,164	$140,067	$137,006	$132,106
Federal funds sold and interest-bearing deposits in banks	380	335	340	229	168
Securities:
Taxable	15,283	15,158	15,210	14,587	13,599
Exempt from Federal income taxes	2,322	2,296	2,333	2,306	2,177
Other interest income	139	170	150	115	69
Total interest income	166,883	162,123	158,100	154,243	148,119
Interest Expense
Deposits	15,238	13,895	13,141	12,364	11,838
Short-term borrowings	1,070	995	230	201	24
Long-term debt	5,065	5,216	5,211	5,087	5,048
Total interest expense	21,373	20,106	18,582	17,652	16,910
Net interest income	145,510	142,017	139,518	136,591	131,209
Provision for loan and covered loan losses	15,691	5,569	6,402	2,831	4,197
Net interest income after provision for loan and covered loan losses	129,819	136,448	133,116	133,760	127,012
Non-interest Income
Asset management	5,590	5,539	4,725	4,392	4,462
Mortgage banking	5,060	4,607	2,969	2,812	3,340
Capital markets products	5,448	5,852	5,199	6,341	3,098
Treasury management	8,617	8,290	8,186	7,883	8,010
Loan, letter of credit and commitment fees	5,293	5,538	5,200	4,958	5,670
Syndication fees	4,721	5,664	5,434	4,844	4,364
Deposit service charges and fees and other income	2,885	1,060	1,358	1,389	1,585
Net securities gains	—	580	531	29	260
Total non-interest income	37,614	37,130	33,602	32,648	30,789
Non-interest Expense
Salaries and employee benefits	55,889	55,326	58,339	52,619	50,019
Net occupancy and equipment expense	7,099	7,012	7,215	7,127	7,098
Technology and related costs	6,282	5,487	5,293	5,221	4,665
Marketing	4,587	3,925	4,404	4,196	3,682
Professional services	2,865	9,490	2,994	2,746	3,679
Outsourced servicing costs	1,379	2,052	1,840	1,994	1,786
Net foreclosed property expenses	965	360	566	1,217	1,080
Postage, telephone, and delivery	818	945	840	964	857
Insurance	3,931	3,979	3,820	3,644	3,667
Loan and collection expense	1,972	2,017	1,532	1,754	2,324
Other expenses	6,133	3,623	3,650	1,538	6,318
Total non-interest expense	91,920	94,216	90,493	83,020	85,175
Income before income taxes	75,513	79,362	76,225	83,388	72,626
Income tax provision	26,621	28,997	26,673	31,251	27,358
Net income available to common stockholders	$48,892	$50,365	$49,552	$52,137	$45,268
Per Common Share Data
Basic earnings per share	$0.61	$0.63	$0.63	$0.66	$0.58
Diluted earnings per share	$0.60	$0.62	$0.62	$0.65	$0.57
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	79,007	78,849	78,550	78,366	78,144
Weighted-average diluted common shares outstanding	80,673	80,317	79,856	79,738	79,401

Consolidated Balance Sheets
(Dollars in thousands)
	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
	Unaudited	Unaudited	Unaudited	Audited	Unaudited
Assets
Cash and due from banks	$166,607	$155,292	$133,001	$145,147	$145,477
Federal funds sold and interest-bearing deposits in banks	245,193	230,036	337,465	238,511	231,600
Loans held-for-sale	75,438	61,360	64,029	108,798	76,225
Securities available-for-sale, at fair value	1,961,099	1,864,636	1,831,848	1,765,366	1,703,926
Securities held-to-maturity, at amortized cost	1,633,235	1,435,334	1,456,760	1,355,283	1,293,433
Federal Home Loan Bank ("FHLB") stock	30,213	21,113	38,113	26,613	30,740
Loans – excluding covered assets, net of unearned fees	14,654,570	14,035,808	13,457,665	13,266,475	13,079,314
Allowance for loan losses	(180,268)	(168,615)	(165,356)	(160,736)	(162,868)
Loans, net of allowance for loan losses and unearned fees	14,474,302	13,867,193	13,292,309	13,105,739	12,916,446
Covered assets	23,889	25,151	25,769	26,954	28,559
Allowance for covered loan losses	(4,879)	(5,525)	(5,526)	(5,712)	(6,337)
Covered assets, net of allowance for covered loan losses	19,010	19,626	20,243	21,242	22,222
Other real estate owned, excluding covered assets	12,035	14,532	14,806	7,273	12,760
Premises, furniture, and equipment, net	44,760	43,394	41,717	42,405	38,265
Accrued interest receivable	48,512	47,209	47,349	45,482	43,064
Investment in bank owned life insurance	57,750	57,380	57,011	56,653	56,292
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	1,809	2,349	2,890	3,430	4,008
Derivative assets	62,094	80,995	66,406	40,615	59,978
Other assets	179,462	174,701	169,384	196,250	159,531
Total assets	$19,105,560	$18,169,191	$17,667,372	$17,252,848	$16,888,008
Liabilities
Deposits:
Noninterest-bearing	$4,857,470	$4,511,893	$4,338,177	$4,355,700	$4,068,816
Interest-bearing	10,631,384	10,045,501	10,126,692	9,989,892	9,828,923
Total deposits	15,488,854	14,557,394	14,464,869	14,345,592	13,897,739
Short-term borrowings	1,233,318	1,287,934	602,365	372,467	514,121
Long-term debt	338,286	338,262	688,238	688,215	688,191
Accrued interest payable	7,953	7,967	6,630	7,080	6,509
Derivative liabilities	19,236	27,940	22,498	18,229	21,967
Other liabilities	135,559	118,544	114,781	122,314	111,482
Total liabilities	17,223,206	16,338,041	15,899,381	15,553,897	15,240,009
Equity
Common stock	79,101	78,918	78,894	78,439	78,197
Treasury stock	—	—	(4,389)	(103)	(63)
Additional paid-in capital	1,091,275	1,082,173	1,078,470	1,071,674	1,060,274
Retained earnings	678,059	629,976	580,418	531,682	480,342
Accumulated other comprehensive income, net of tax	33,919	40,083	34,598	17,259	29,249
Total equity	1,882,354	1,831,150	1,767,991	1,698,951	1,647,999
Total liabilities and equity	$19,105,560	$18,169,191	$17,667,372	$17,252,848	$16,888,008

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	3Q16		2Q16		1Q16		4Q15		3Q15
Selected Statement of Income Data:
Net interest income	$145,510		$142,017		$139,518		$136,591		$131,209
Net revenue (1)(2)	$184,331		$180,341		$174,337		$170,445		$163,134
Operating profit (1)(2)	$92,411		$86,125		$83,844		$87,425		$77,959
Provision for loan and covered loan losses	$15,691		$5,569		$6,402		$2,831		$4,197
Income before income taxes	$75,513		$79,362		$76,225		$83,388		$72,626
Net income available to common stockholders	$48,892		$50,365		$49,552		$52,137		$45,268
Per Common Share Data:
Basic earnings per share	$0.61		$0.63		$0.63		$0.66		$0.58
Diluted earnings per share	$0.60		$0.62		$0.62		$0.65		$0.57
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$23.64		$23.04		$22.29		$21.48		$20.90
Tangible book value (period end) (1)(2)	$22.43		$21.83		$21.07		$20.25		$19.65
Market value (period end)	$45.92		$44.03		$38.60		$41.02		$38.33
Book value multiple (period end)	1.94	x	1.91	x	1.73	x	1.91	x	1.83	x
Share Data:
Weighted-average common shares outstanding	79,007		78,849		78,550		78,366		78,144
Weighted-average diluted common shares outstanding	80,673		80,317		79,856		79,738		79,401
Common shares issued (period end)	79,640		79,464		79,443		79,099		78,865
Common shares outstanding (period end)	79,640		79,464		79,322		79,097		78,863
Performance Ratio:
Return on average common equity	10.40%		11.20%		11.40%		12.29%		11.05%
Return on average assets	1.04%		1.14%		1.15%		1.21%		1.09%
Return on average tangible common equity (1)(2)	11.04%		11.91%		12.16%		13.13%		11.85%
Net interest margin (1)(2)	3.18%		3.28%		3.30%		3.25%		3.23%
Fee revenue as a percent of total revenue (1)	20.54%		20.47%		19.16%		19.28%		18.88%
Non-interest income to average assets	0.80%		0.84%		0.78%		0.75%		0.74%
Non-interest expense to average assets	1.96%		2.12%		2.09%		1.92%		2.04%
Net overhead ratio (1)	1.16%		1.29%		1.32%		1.16%		1.30%
Efficiency ratio (1)(2)	49.87%		52.24%		51.91%		48.71%		52.21%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	94.61%		96.42%		93.04%		92.48%		94.11%
Average interest-earning assets to average interest-bearing liabilities	153.16%		151.10%		153.64%		152.94%		149.67%
Capital Ratios (period end):
Total risk-based capital (1)	12.41%		12.42%		12.56%		12.37%		12.28%
Tier 1 risk-based capital (1)	10.64%		10.66%		10.76%		10.56%		10.39%
Tier 1 leverage ratio (1)	10.43%		10.56%		10.50%		10.35%		10.35%
Common equity Tier 1 (1)	9.71%		9.70%		9.76%		9.54%		9.35%
Tangible common equity to tangible assets (1)(2)	9.40%		9.60%		9.51%		9.34%		9.23%
Total equity to total assets	9.85%		10.08%		10.01%		9.85%		9.75%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	3Q16	2Q16	1Q16	4Q15	3Q15
Additional Selected Information:
Decrease (increase) credit valuation adjustment on capital markets derivatives (1)	$910	$(1,033)	$(1,904)	$1,043	$(1,227)
Salaries and employee benefits:
Salaries and wages	$30,923	$30,335	$28,963	$28,113	$28,143
Share-based costs	4,728	4,618	6,357	4,871	4,509
Incentive compensation and commissions	15,604	15,882	13,307	14,676	13,308
Payroll taxes, insurance and retirement costs	4,634	4,491	9,712	4,959	4,059
Total salaries and employee benefits	$55,889	$55,326	$58,339	$52,619	$50,019
Loan and collection expense:
Loan origination and servicing expense	$1,716	$1,666	$1,297	$1,445	$1,522
Loan remediation expense	256	351	235	309	802
Total loan and collection expense	$1,972	$2,017	$1,532	$1,754	$2,324
Transaction related expenses	$106	$6,270	$—	$—	$—
Assets under management and administration (AUMA):
Personal managed	$2,068,772	$2,017,797	$1,867,572	$1,872,737	$1,839,829
Corporate and institutional managed	2,653,264	2,526,043	1,592,394	1,787,187	1,800,522
Total managed assets	4,722,036	4,543,840	3,459,966	3,659,924	3,640,351
Custody assets	5,326,757	6,145,445	6,161,827	3,631,149	3,519,364
Total AUMA	$10,048,793	$10,689,285	$9,621,793	$7,291,073	$7,159,715

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	3Q16	2Q16	1Q16	4Q15	3Q15
Basic earnings per common share
Net income	$48,892	$50,365	$49,552	$52,137	$45,268
Net income allocated to participating stockholders (2)	(379)	(381)	(425)	(412)	(354)
Net income allocated to common stockholders	$48,513	$49,984	$49,127	$51,725	$44,914
Weighted-average common shares outstanding	79,007	78,849	78,550	78,366	78,144
Basic earnings per common share	$0.61	$0.63	$0.63	$0.66	$0.58
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$48,520	$49,990	$49,134	$51,729	$44,922
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	79,007	78,849	78,550	78,366	78,144
Dilutive effect of stock awards	1,666	1,468	1,306	1,372	1,257
Weighted-average diluted common shares outstanding	80,673	80,317	79,856	79,738	79,401
Diluted earnings per common share	$0.60	$0.62	$0.62	$0.65	$0.57

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and performance share units, and restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	9/30/16	% of Total	6/30/16	% of Total	3/31/16	% of Total	12/31/15	% of Total	9/30/15	% of Total
	Unaudited		Unaudited		Unaudited		Audited		Unaudited
Commercial and industrial	$7,446,754	51%	$7,141,069	51%	$6,812,596	51%	$6,747,389	51%	$6,654,268	51%
Commercial - owner-occupied CRE	2,062,614	14%	1,889,400	13%	1,865,242	14%	1,888,238	14%	2,017,733	16%
Total commercial	9,509,368	65%	9,030,469	64%	8,677,838	65%	8,635,627	65%	8,672,001	67%
Commercial real estate	2,946,687	20%	2,860,618	20%	2,705,694	20%	2,629,873	20%	2,545,143	19%
Commercial real estate - multi-family	883,850	6%	787,792	6%	764,292	5%	722,637	5%	704,195	5%
Total commercial real estate	3,830,537	26%	3,648,410	26%	3,469,986	25%	3,352,510	25%	3,249,338	24%
Construction	496,773	3%	552,183	4%	537,304	4%	522,263	4%	412,688	3%
Residential real estate	525,836	4%	497,709	4%	477,263	4%	461,412	4%	439,005	3%
Home equity	124,367	1%	127,967	1%	126,096	1%	129,317	1%	133,122	1%
Personal	167,689	1%	179,070	1%	169,178	1%	165,346	1%	173,160	2%
Total loans	$14,654,570	100%	$14,035,808	100%	$13,457,665	100%	$13,266,475	100%	$13,079,314	100%
Total new loans to new clients (2)	$456,360		$421,860		$396,599		$498,496		$399,209

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	September 30, 2016		June 30, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Manufacturing	$1,957,888	21%	$1,828,584	20%	1,810,085	21%
Healthcare	1,939,350	20%	1,807,451	20%	1,807,764	21%
Finance and insurance	1,603,178	17%	1,487,560	17%	1,333,363	15%
Wholesale trade	815,370	9%	804,519	9%	768,571	9%
Professional, scientific and technical services	599,732	6%	572,881	6%	574,278	7%
Real estate, rental and leasing	537,135	6%	559,329	6%	542,437	6%
Administrative, support, waste management and remediation	499,734	5%	486,771	5%	481,827	5%
Architecture, engineering and construction	280,378	3%	293,087	3%	252,351	3%
Telecommunication and publishing	243,865	3%	239,363	3%	203,994	2%
Retail	241,295	3%	242,367	3%	228,935	3%
All other (1)	791,443	7%	708,557	8%	632,022	8%
Total commercial (2)	$9,509,368	100%	$9,030,469	100%	$8,635,627	100%

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 2% of total loans.

(2)	Includes owner-occupied commercial real estate of $2.1 billion at September 30, 2016 and $1.9 billion at June 30, 2016 and December 31, 2015.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	September 30, 2016		June 30, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Multi-family	$883,850	23%	$787,792	22%	$722,637	22%
Retail	799,484	21%	818,106	22%	763,179	23%
Office	709,493	19%	656,420	18%	572,711	17%
Healthcare	346,675	9%	374,553	10%	335,918	10%
Industrial/warehouse	417,314	11%	371,754	10%	319,958	9%
Land	221,090	6%	210,891	6%	247,190	7%
Residential 1-4 family	53,524	1%	55,485	2%	86,214	3%
Mixed use/other	399,107	10%	373,409	10%	304,703	9%
Total commercial real estate	$3,830,537	100%	$3,648,410	100%	$3,352,510	100%
Construction
Multi-family	$190,744	38%	$221,342	40%	$130,020	25%
Healthcare	32,063	6%	72,461	13%	62,460	12%
Retail	77,878	16%	109,800	20%	107,327	21%
Office	49,663	10%	35,257	6%	84,459	16%
Condominiums	30,629	6%	22,682	4%	37,451	7%
Industrial/warehouse	55,470	11%	48,239	9%	46,530	9%
Residential 1-4 family	21,048	4%	12,527	2%	21,849	4%
Land	1,648	*	—	—%	—	—%
Mixed use/other	37,630	9%	29,875	6%	32,167	6%
Total construction	$496,773	100%	$552,183	100%	$522,263	100%

*	Less than 0.1%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	3Q16	2Q16	1Q16	4Q15	3Q15
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	0.12%	0.07%	0.05%	0.15%	-0.05%
Nonperforming loans to total loans	0.60%	0.47%	0.44%	0.41%	0.34%
Nonperforming loans to total assets	0.46%	0.36%	0.33%	0.31%	0.26%
Nonperforming assets to total assets	0.52%	0.44%	0.42%	0.35%	0.34%
Allowance for loan losses to:
Total loans	1.23%	1.20%	1.23%	1.21%	1.25%
Nonperforming loans	206%	258%	280%	299%	370%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	87,372	65,424	59,070	53,749	43,982
OREO	12,035	14,532	14,806	7,273	12,760
Total nonperforming assets	$99,407	$79,956	$73,876	$61,022	$56,742
Restructured loans accruing interest	$64,265	$43,177	$28,835	$16,546	$25,697
Loans past due and still accruing
30-59 days	$2,242	$3,827	$14,772	$7,452	$2,236
60-89 days	3,132	10,695	960	1,615	4,184
Total loans past due and still accruing	$5,374	$14,522	$15,732	$9,067	$6,420
Special mention loans	$145,204	$154,691	$121,239	$120,028	$146,827
Potential problem loans	$133,533	$98,817	$136,322	$132,398	$127,950

Nonperforming Loans Rollforward
Beginning balance	$65,424	$59,070	$53,749	$43,982	$56,574
Additions:
New nonaccrual loans	40,513	17,076	24,720	19,969	1,127
Reductions:
Return to performing status	(1,161)	—	(907)	(614)	(998)
Paydowns and payoffs, net of advances	(11,720)	(7,185)	(6,920)	(997)	(8,807)
Net sales	(450)	(8)	—	(393)	(1,990)
Transfer to OREO	(130)	(674)	(9,294)	(1,141)	(954)
Transfer to loans held for sale	—	—	—	(667)	—
Charge-offs	(5,104)	(2,855)	(2,278)	(6,390)	(970)
Total reductions	(18,565)	(10,722)	(19,399)	(10,202)	(13,719)
Balance at end of period	$87,372	$65,424	$59,070	$53,749	$43,982

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
September 30, 2016
Commercial	$135,395	1.4%	$128,083	1.3%	$72,277	0.8%	$9,509,368
Commercial real estate	—	—%	116	*	6,007	0.2%	3,830,537
Construction	—	—%	—	—%	—	—%	496,773
Residential real estate	9,228	1.8%	4,391	0.8%	4,124	0.8%	525,836
Home equity	538	0.4%	901	0.7%	4,948	4.0%	124,367
Personal	43	*	42	*	16	*	167,689
Total	$145,204	1.0%	$133,533	0.9%	$87,372	0.6%	$14,654,570
June 30, 2016
Commercial	$145,781	1.6%	$92,768	1.0%	$48,502	0.5%	$9,030,469
Commercial real estate	500	*	117	*	7,733	0.2%	3,648,410
Construction	143	*	—	—%	—	—%	552,183
Residential real estate	7,140	1.4%	5,091	1.0%	3,993	0.8%	497,709
Home equity	568	0.4%	816	0.6%	5,186	4.1%	127,967
Personal	559	0.3%	25	*	10	*	179,070
Total	$154,691	1.1%	$98,817	0.7%	$65,424	0.5%	$14,035,808

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	3Q16	2Q16	1Q16	4Q15	3Q15
Balance at beginning of period	$13,729	$12,354	$11,759	$15,209	$13,157
Provision (release) for unfunded commitments	1,918	1,375	595	(3,450)	2,048
Recovery of unfunded commitments	—	—	—	—	4
Balance at end of period	$15,647	$13,729	$12,354	$11,759	$15,209
Unfunded commitments, excluding covered assets, at period end	$6,453,528	$6,442,994	$6,361,917	$6,468,324	$6,176,419

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

*	Less than 0.1%

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	3Q16	2Q16	1Q16	4Q15	3Q15
Change in allowance for loan losses:
Balance at beginning of period	$168,615	$165,356	$160,736	$162,868	$157,051
Loans charged-off:
Commercial	(4,870)	(2,838)	(78)	(5,654)	(661)
Commercial real estate	—	(13)	(1,497)	(298)	(175)
Residential real estate	(240)	(33)	(484)	(166)	(97)
Home equity	—	(34)	(192)	(260)	(85)
Personal	(10)	(17)	(150)	(15)	(6)
Total charge-offs	(5,120)	(2,935)	(2,401)	(6,393)	(1,024)
Recoveries on loans previously charged-off:
Commercial	727	66	187	786	2,115
Commercial real estate	12	449	296	205	134
Construction	67	13	19	11	10
Residential real estate	43	20	19	16	198
Home equity	39	65	34	314	50
Personal	10	11	30	12	131
Total recoveries	898	624	585	1,344	2,638
Net (charge-offs) recoveries	(4,222)	(2,311)	(1,816)	(5,049)	1,614
Provisions charged to operating expenses	15,875	5,570	6,436	2,917	4,203
Balance at end of period	$180,268	$168,615	$165,356	$160,736	$162,868
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$125,242	$115,574	$116,017	$113,161	$115,543
Commercial real estate	30,055	30,323	28,895	26,454	24,836
Construction	5,639	6,169	4,931	5,441	4,397
Residential real estate	3,311	3,511	3,800	3,700	3,772
Home equity	2,098	2,404	2,651	2,638	2,713
Personal	2,061	2,241	2,311	2,080	2,535
Total allocated	168,406	160,222	158,605	153,474	153,796
Specific reserve	11,862	8,393	6,751	7,262	9,072
Total	$180,268	$168,615	$165,356	$160,736	$162,868
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	69%	69%	70%	70%	70%
Commercial real estate	17%	18%	18%	17%	15%
Construction	3%	4%	3%	3%	3%
Residential real estate	2%	2%	2%	2%	2%
Home equity	1%	1%	2%	2%	2%
Personal	1%	1%	1%	1%	2%
Total allocated	93%	95%	96%	95%	94%
Specific reserve	7%	5%	4%	5%	6%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.23%	1.20%	1.23%	1.21%	1.25%
Nonperforming loans	206%	258%	280%	299%	370%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	9/30/16	% of Total	6/30/16	% of Total	3/31/16	% of Total	12/31/15	% of Total	9/30/15	% of Total
	Unaudited		Unaudited		Unaudited		Audited		Unaudited
Noninterest-bearing demand deposits	$4,857,470	31%	$4,511,893	31%	$4,338,177	30%	$4,355,700	30%	$4,068,816	29%
Interest-bearing demand deposits	1,823,840	12%	1,781,308	12%	1,445,368	10%	1,503,372	11%	1,264,201	9%
Savings deposits	395,858	3%	393,344	3%	410,891	3%	377,191	3%	356,694	3%
Money market accounts	5,795,910	37%	5,509,072	38%	6,132,695	42%	5,919,252	41%	5,892,791	42%
Time deposits	2,615,776	17%	2,361,777	16%	2,137,738	15%	2,190,077	15%	2,315,237	17%
Total deposits	$15,488,854	100%	$14,557,394	100%	$14,464,869	100%	$14,345,592	100%	$13,897,739	100%
Total new deposits from new clients (1)	$254,536		$319,812		$274,349		$198,980		$356,399

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	9/30/16	6/30/16	3/31/16	12/31/15	9/30/15
Noninterest-bearing demand deposits	$391,397	$442,118	$324,782	$381,723	$371,675
Interest-bearing demand deposits	627,442	662,605	250,123	242,466	266,133
Savings deposits	1,111	1,128	1,110	974	948
Money market accounts	1,712,595	1,527,467	1,824,525	1,818,091	1,903,413
Time deposits:
Traditional	530,663	511,924	437,391	437,235	576,859
CDARS (1)	350,850	271,118	197,198	208,086	228,436
Other	35,199	38,120	50,676	74,954	87,463
Total time deposits	916,712	821,162	685,265	720,275	892,758
Total brokered deposits	$3,649,257	$3,454,480	$3,085,805	$3,163,529	$3,434,927
Brokered deposits as a % of total deposits	24%	24%	21%	22%	25%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	September 30, 2016			June 30, 2016			September 30, 2015
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$302,245	$380	0.49%	$267,372	$335	0.50%	$270,278	$168	0.24%
Securities:
Taxable	2,932,624	15,283	2.08%	2,775,729	15,158	2.19%	2,440,779	13,599	2.23%
Tax-exempt (2)	454,041	3,529	3.11%	448,869	3,490	3.11%	424,003	3,313	3.13%
Total securities	3,386,665	18,812	2.22%	3,224,598	18,648	2.31%	2,864,782	16,912	2.36%
FHLB stock	20,901	139	2.62%	24,716	170	2.72%	25,907	69	1.04%
Loans, excluding covered assets:
Commercial	9,205,527	99,579	4.23%	8,820,606	97,417	4.37%	8,561,067	92,139	4.21%
Commercial real estate	3,671,508	35,850	3.82%	3,501,121	33,870	3.83%	3,108,679	29,039	3.66%
Construction	632,790	6,119	3.78%	601,221	6,024	3.96%	442,331	4,493	3.97%
Residential	540,848	4,727	3.50%	515,340	4,395	3.41%	446,783	3,959	3.54%
Personal and home equity	299,705	2,331	3.09%	305,582	2,300	3.03%	301,449	2,237	2.94%
Total loans, excluding covered assets (3)	14,350,378	148,606	4.06%	13,743,870	144,006	4.15%	12,860,309	131,867	4.02%
Covered assets (4)	24,202	153	2.51%	24,795	158	2.56%	29,322	239	3.23%
Total interest-earning assets (2)	18,084,391	$168,090	3.65%	17,285,351	$163,317	3.74%	16,050,598	$149,255	3.65%
Cash and due from banks	186,205			183,421			172,742
Allowance for loan and covered loan losses	(178,602)			(173,096)			(167,173)
Other assets	540,458			551,556			486,158
Total assets	$18,632,452			$17,847,232			$16,542,325
Liabilities and Equity :
Interest-bearing demand deposits	$1,725,404	$1,429	0.33%	$1,520,116	$1,155	0.30%	$1,411,434	$937	0.26%
Savings deposits	392,485	480	0.49%	398,756	475	0.48%	342,568	370	0.43%
Money market accounts	5,946,692	6,565	0.44%	5,897,507	6,197	0.42%	5,829,378	4,749	0.32%
Time deposits	2,385,720	6,764	1.12%	2,253,212	6,068	1.08%	2,302,743	5,782	1.00%
Total interest-bearing deposits	10,450,301	15,238	0.58%	10,069,591	13,895	0.55%	9,886,123	11,838	0.48%
Short-term borrowings	1,018,856	1,070	0.41%	777,941	995	0.51%	143,436	24	0.07%
Long-term debt	338,274	5,065	5.96%	592,097	5,216	3.51%	694,788	5,048	2.89%
Total interest-bearing liabilities	11,807,431	21,373	0.72%	11,439,629	20,106	0.70%	10,724,347	16,910	0.63%
Noninterest-bearing demand deposits	4,717,556			4,386,950			4,039,259
Other liabilities	237,356			211,450			152,737
Equity	1,870,109			1,809,203			1,625,982
Total liabilities and equity	$18,632,452			$17,847,232			$16,542,325
Net interest spread (2)(5)			2.93%			3.04%			3.02%
Contribution of noninterest-bearing sources of funds			0.25%			0.24%			0.21%
Net interest income/margin (2)(5)		146,717	3.18%		143,211	3.28%		132,345	3.23%
Less: tax equivalent adjustment		1,207			1,194			1,136
Net interest income, as reported		$145,510			$142,017			$131,209

(1)	Interest income included $6.2 million, $9.0 million, and $8.0 million in loan fees for the three months ended September 30, 2016, June 30, 2016 and September 30, 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $79.8 million, $63.8 million, and $49.3 million for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $841,000, $677,000 and $481,000 for the three months ended September 30, 2016, June 30, 2016, and September 30, 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2016			2015
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$282,486	$1,055	0.49%	$361,076	$674	0.25%
Securities:
Taxable	2,802,118	45,651	2.18%	2,400,121	40,696	2.26%
Tax-exempt (2)	449,546	10,569	3.13%	385,403	9,080	3.14%
Total securities	3,251,664	56,220	2.31%	2,785,524	49,776	2.38%
FHLB stock	24,219	459	2.49%	26,985	180	0.88%
Loans, excluding covered assets:
Commercial	8,894,194	292,188	4.32%	8,363,221	265,448	4.19%
Commercial real estate	3,517,571	102,088	3.81%	2,971,554	83,643	3.71%
Construction	603,077	17,777	3.87%	408,077	12,327	3.98%
Residential	516,172	13,623	3.52%	416,499	10,987	3.52%
Personal and home equity	299,900	6,893	3.07%	321,250	7,176	2.99%
Total loans, excluding covered assets (3)	13,830,914	432,569	4.11%	12,480,601	379,581	4.01%
Covered assets (4)	24,973	421	2.24%	31,008	874	3.77%
Total interest-earning assets (2)	17,414,256	$490,724	3.71%	15,685,194	$431,085	3.62%
Cash and due from banks	181,443			172,667
Allowance for loan and covered loan losses	(173,665)			(164,213)
Other assets	537,921			489,772
Total assets	$17,959,955			$16,183,420
Liabilities and Equity:
Interest-bearing demand deposits	$1,578,296	$3,690	0.31%	$1,454,272	$2,909	0.27%
Savings deposits	394,753	1,422	0.48%	332,820	1,004	0.40%
Money market accounts	5,947,901	18,659	0.42%	5,749,974	13,678	0.32%
Time deposits	2,265,890	18,503	1.09%	2,432,329	17,151	0.94%
Total interest-bearing deposits	10,186,840	42,274	0.55%	9,969,395	34,742	0.47%
Short-term borrowings	683,855	2,295	0.44%	248,679	455	0.24%
Long-term debt	538,798	15,492	3.82%	498,634	14,948	3.99%
Total interest-bearing liabilities	11,409,493	60,061	0.70%	10,716,708	50,145	0.62%
Noninterest-bearing demand deposits	4,525,341			3,744,778
Other liabilities	215,950			148,128
Equity	1,809,171			1,573,806
Total liabilities and equity	$17,959,955			$16,183,420
Net interest spread (2)(5)			3.01%			3.00%
Contribution of noninterest-bearing sources of funds			0.24%			0.20%
Net interest income/margin (2)(5)		430,663	3.25%		380,940	3.20%
Less: tax-equivalent adjustment		3,618			3,116
Net interest income, as reported		$427,045			$377,824

(1)	Interest income included $23.1 million and $21.7 million in loan fees for the nine months ended September 30, 2016 and 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $66.5 million and $60.2 million for the nine months ended September 30, 2016 and 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $2.1 million and $1.8 million for the nine months ended September 30, 2016 and 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2016			2015
	September 30	June 30	March 31	December 31	September 30
Taxable-equivalent net interest income
U.S. GAAP net interest income	$145,510	$142,017	$139,518	$136,591	$131,209
Taxable-equivalent adjustment	1,207	1,194	1,217	1,206	1,136
Taxable-equivalent net interest income (a)	$146,717	$143,211	$140,735	$137,797	$132,345
Average Earning Assets (b)	$18,084,391	$17,285,351	$16,865,659	$16,631,958	$16,050,598
Net Interest Margin ((a) annualized) / (b)	3.18%	3.28%	3.30%	3.25%	3.23%
Net Revenue
Taxable-equivalent net interest income	$146,717	$143,211	$140,735	$137,797	$132,345
U.S. GAAP non-interest income	37,614	37,130	33,602	32,648	30,789
Net revenue (c)	$184,331	$180,341	$174,337	$170,445	$163,134
Operating Profit
U.S. GAAP income before income taxes	$75,513	$79,362	$76,225	$83,388	$72,626
Provision for loan and covered loan losses	15,691	5,569	6,402	2,831	4,197
Taxable-equivalent adjustment	1,207	1,194	1,217	1,206	1,136
Operating profit	$92,411	$86,125	$83,844	$87,425	$77,959
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$91,920	$94,216	$90,493	$83,020	$85,175
Net revenue	$184,331	$180,341	$174,337	$170,445	$163,134
Efficiency ratio (d) / (c)	49.87%	52.24%	51.91%	48.71%	52.21%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$48,892	$50,365	$49,552	$52,137	$45,268
Amortization of intangibles, net of tax	332	332	331	357	353
Adjusted net income (e)	$49,224	$50,697	$49,883	$52,494	$45,621
Average Tangible Common Equity
U.S. GAAP average total equity	$1,870,109	$1,809,203	$1,747,531	$1,683,484	$1,625,982
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	2,073	2,613	3,153	3,711	4,291
Average tangible common equity (f)	$1,773,995	$1,712,549	$1,650,337	$1,585,732	$1,527,650
Return on average tangible common equity ((e) annualized) / (f)	11.04%	11.91%	12.16%	13.13%	11.85%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Taxable-equivalent net interest income
U.S. GAAP net interest income	$427,045	$377,824
Taxable-equivalent adjustment	3,618	3,116
Taxable-equivalent net interest income (a)	$430,663	$380,940
Average Earning Assets (b)	$17,414,256	$15,685,194
Net Interest Margin ((a) annualized) / (b)	3.25%	3.20%
Net Revenue
Taxable-equivalent net interest income	$430,663	$380,940
U.S. GAAP non-interest income	108,346	97,364
Net revenue (c)	$539,009	$478,304
Operating Profit
U.S. GAAP income before income taxes	$231,100	$213,012
Provision for loan and covered loan losses	27,662	11,959
Taxable-equivalent adjustment	3,618	3,116
Operating profit	$262,380	$228,087
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$276,629	$250,217
Net revenue	$539,009	$478,304
Efficiency ratio (d) / (c)	51.32%	52.31%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$148,809	$133,174
Amortization of intangibles, net of tax	995	1,148
Adjusted net income (e)	$149,804	$134,322
Average Tangible Common Equity
U.S. GAAP average total equity	$1,809,171	$1,573,806
Less: average goodwill	94,041	94,041
Less: average other intangibles	2,611	4,908
Average tangible common equity (f)	$1,712,519	$1,474,857
Return on average tangible common equity ((e) annualized) / (f)	11.68%	12.18%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited

	As of
	2016			2015
	September 30	June 30	March 31	December 31	September 30
Tangible Common Equity
U.S. GAAP total equity	$1,882,354	$1,831,150	$1,767,991	$1,698,951	$1,647,999
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	1,809	2,349	2,890	3,430	4,008
Tangible common equity (g)	$1,786,504	$1,734,760	$1,671,060	$1,601,480	$1,549,950
Tangible Assets
U.S. GAAP total assets	$19,105,560	$18,169,191	$17,667,372	$17,252,848	$16,888,008
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	1,809	2,349	2,890	3,430	4,008
Tangible assets (h)	$19,009,710	$18,072,801	$17,570,441	$17,155,377	$16,789,959
Period-end Common Shares Outstanding (i)	79,640	79,464	79,322	79,097	78,863
Ratios:
Tangible common equity to tangible assets (g) / (h)	9.40%	9.60%	9.51%	9.34%	9.23%
Tangible book value (g) / (i)	$22.43	$21.83	$21.07	$20.25	$19.65

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.